Exhibit 99.1

Chembio Diagnostics Announces $20 Million Term Loan with Perceptive Advisors

Medford, NY – September 4, 2019 - Chembio Diagnostics, Inc. (Nasdaq: CEMI), a leading point-of-care diagnostics company focused on infectious diseases, today announced the closing of a $20 million term loan with an affiliate of Perceptive Advisors, one of the world’s leading healthcare-focused investment firms.

“We are excited to have received this capital from Perceptive Advisors, a prestigious and well-regarded healthcare investment firm.” said John Sperzel, Chembio’s Chief Executive Officer. “This capital provides flexibility to grow our business as we advance toward our 2023 revenue target of $100 million. It materially strengthens our balance sheet while significantly limiting any dilution to our current shareholders.”

Proceeds from the term loan are expected to be used to fund Chembio’s pursuit of its three corporate priorities: 1) expanding commercialization, including broadening its product portfolio and its geographic reach; 2) advancing the research and development pipeline, including building-out its infectious disease product line and leveraging its platform technology to develop point-of-care companion diagnostic, biothreat, and neurological tests; and 3) preparing for additional growth, including consolidating and expanding its U.S. facilities and automating its U.S. manufacturing.

The loan has a four-year term, with no principal payments required during the initial three years. The loan bears interest at an annual rate of 8.75% plus the greater of one-month LIBOR and 2.5%. As part of the transaction, Chembio issued to Perceptive Advisors a 7-year warrant to purchase 550,000 shares of Chembio common stock at an exercise price of $5.22, which equals the 15-day volume weighted average price of the common stock as of the day prior to closing.

Sam Chawla, Portfolio Manager of Perceptive Advisors stated, “We are pleased to provide additional capital to support Chembio’s growth strategy. We believe Chembio has a unique point-of-care technology platform, compelling product offering, and impressive pipeline. We’re excited to partner with John and his team and look forward to participating in the success of the company.”

Craig-Hallum Capital Group LLC acted as exclusive financial advisor to Chembio for the transaction.

About Chembio Diagnostics
Chembio is a leading point-of-care diagnostics company focused on detecting and diagnosing infectious diseases. The company’s patented DPP technology platform, which uses a small drop of blood from the fingertip, provides high-quality, cost-effective results in approximately 15 minutes. Coupled with Chembio’s extensive scientific expertise, its novel DPP technology offers broad market applications beyond infectious disease, a number of which applications are under active development with collaboration partners. Chembio’s products are sold globally, directly and through distributors, to hospitals and clinics, physician offices, clinical laboratories, public health organizations, government agencies, and consumers. Learn more at www.chembio.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the intended use of proceeds from the term loan. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of Chembio’s business and other risks detailed from time to time in Chembio’s filings with the Securities and Exchange Commission. The forward-looking statements represent Chembio’s views only as of the date they are made and should not be relied upon as representing Chembio’s views as of any subsequent date. Chembio does not assume any obligation to update any forward-looking statements.

Investor contact:
Lynn Pieper Lewis
Gilmartin Group
(415) 937-5402
investor@chembio.com